UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  July 29, 2010 (July 26, 2010)

US DATAWORKS, INC.
 (Exact name of registrant as specified in its charter)
Nevada	001-15835	84-1290152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Sugar Creek Blvd., 5th Floor Sugar Land, Texas	77478
(Address of principal executive offices)	(Zip Code)

(281) 504-8000

(Registrant’s telephone number,
including area code)
N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

(e) On July 26, 2010, US Dataworks, Inc. (the “Company”) and John T. McLaughlin, the Company’s former Chief Accounting Officer and Secretary, entered into that certain Separation and Release Agreement (the “McLaughlin Separation Agreement”) pursuant to which the Company and Mr. McLaughlin agreed to their respective rights, duties and obligations in connection with Mr. McLaughlin’s resignation as an officer of the Company effective July 1, 2010 and his pending resignation from employment to be effective August 15, 2010.  Pursuant to the McLaughlin Separation Agreement, the Company agreed to, among other things, (i) make severance payments totaling $45,000 over the period beginning on August 16, 2010 and ending on December 31, 2010 in equal installments in accordance with the Company’s payroll practices, (ii) make additional severance payments totaling between $0 and $25,000, which total amount will depend on the closing price of the Company’s common stock on the five trading days preceding August 15, 2010 and which total amount will be paid over the period beginning on August 16, 2010 and ending on December 31, 2010 in equal installments in accordance with the Company’s payroll practices, and (iii) pay Mr. McLaughlin an additional $700 per month for four months following August 15, 2010 as reimbursement for certain health insurance premium payments.  Pursuant to the McLaughlin Separation Agreement, Mr. McLaughlin agreed to, among other things, give the Company a full and final release of all claims.  The foregoing description of the McLaughlin Separation Agreement is qualified in its entirety by reference to the McLaughlin Separation Agreement, a copy of which is attached to this Current Report as an exhibit and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(a) Exhibits

10. 1     Separation and Release Agreement by and between US Dataworks, Inc. and John T. McLaughlin dated July 26, 2010

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: July 29, 2010

US DATAWORKS, INC.

By:	/s/ Charles E. Ramey
Charles E. Ramey
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation and Release Agreement by and between US Dataworks, Inc. and John T. McLaughlin dated July 26, 2010.